SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                            FORM 8-K
                         Current Report


                 PURSUANT TO SECTION 13 OR 15(d)
             OF THE SECURITIES EXCHANGE ACT OF 1934

               Date of Report   November 22, 1996
               (Date of earliest event reported)


                     ERNST HOME CENTER, INC.
     (Exact name of registrant as specified in its charter)


                            DELAWARE
       (State or other jurisdiction of incorporation)


           0-24826                       91-0213470
 (Commission File Number)   (IRS Employer Identification Number)




        1511 Sixth Avenue, Seattle, Washington         98101
       (Address of principal executive offices)      (Zip Code)




      Registrant's telephone number, including area code: (206)621-6700

Item 3. Bankruptcy or Receivership

On November 11, 1996, the Board of Directors of Ernst Home Center, Inc. authorized the Company's officers to liquidate the Company's assets. This decision was reached following a determination by the Board of Directors that an orderly sale of its assets is in the best interest of the Company's estate and will maximize values. The liquidation is subject to Bankruptcy Court approval.

On November 22, 1996, Ernst Home Center, Inc. received approval from the United States Bankruptcy Court for the Western District of Washington at Seattle to liquidate its assets. A liquidation sale to sell all merchandise and furniture, fixtures and equipment will begin on Saturday, November 23, and will continue until these assets are sold. The disposition of real estate is expected to take several months.

The Bankruptcy Court's ruling allows Ernst to retain the Alamo/Ozer/Schottenstein (AOS) Group, a team of liquidation specialists to aid in the disposition of its inventory, real estate and fixtures.

See exhibit 2.1 and 2.2 Motion and Order (A) authorizing Ernst
Home Center, Inc. to conduct going out of business sales,
(B) authorizing the retention of AOS Investments, LLC as liquidation and real estate consultant, (C) approving procedure to reject leases and (D) granting other relief.

On November 22, 1996, the Company had 12,259,000 shares of common stock, par value $0.01 issued and outstanding. The Company had total assets of approximately $191 million and liabilities of $246 million on September 28, 1996.


Item 7. Financial Statements and Exhibits


EXHIBIT
  NO.     DESCRIPTION
-------   ------------
2.1 Motion (A) authorizing Ernst Home Center, Inc. to conduct going out of business sales, (B) authorizing the retention of AOS Investments, LLC as liquidation and real estate consultant, (C) approving procedure to reject leases and (D) granting other relief, dated November 18, 1996.


2.2 Order (A) authorizing Ernst Home Center, Inc. to conduct going out of business sales, (B) authorizing the retention of AOS Investments, LLC as liquidation and real estate consultant, (C) approving procedure to reject leases and (D) granting other relief, dated November 22, 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                        ERNST HOME CENTER, INC.

  Signature                     Title                     Date
-----------            ------------------------------    --------
/s/Richard T. Gruber    Chief Financial Officer,         12/02/96
---------------------  - Principal Financial Officer
 Richard T. Gruber